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EXHIBIT 99A

U S WEST, Inc.
7800 East Orchard Road
Englewood, Colorado  80111
303 793-6500

NEWS RELEASE

RELEASE DATE:          October 17, 1994

CONTACT:               Blair Johnson,  303-793-6296
                       Lois Leach,     303-793-6355


             U S WEST REPORTS INCREASED EARNINGS,
    RECORD GROWTH IN TELEPHONE LINES AND CELLULAR SUBSCRIBERS

ENGLEWOOD, Colo. -- U S WEST, Inc. (NYSE: USW) today reported an
8.2 percent increase in third-quarter net income -- compared with normalized net income a year ago -- and another quarter of record growth in telephone access lines and cellular subscribers.

Results for the quarter, which ended September 30, 1994, included the following:

     - Net income was $318 million. That represents an 8.2 percent increase over the normalized $294 million in income from continuing operations the company reported for the same period last year.* (Normalized 1993 third-quarter earnings from continuing operations exclude the effects of a restructuring charge and an income tax rate change. Including those and other charges, U S WEST reported a 1993 third-quarter net loss of $3.545.)**

     - Third-quarter earnings per share were $0.70, the same as the normalized earnings per share from continuing operations reported a year ago -- despite the issuance of 38 million additional shares.***

     - Revenues for the quarter increased 7.3 percent to $2.765 billion, compared with $2.577 billion a year ago.

     - Strong volume growth resulted in a 10.7 percent increase in the company's earnings before interest, taxes, depreciation and amortization, or EBITDA. (The increase in EBITDA excludes U S WEST's $1 billion restructuring charge in 1993.)

U S WEST Communications (USWC), the company's telecommunications subsidiary, reported strong earnings growth.



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     -    USWC reported third-quarter net income of $285 million,
up 14.5 percent from the normalized income of $249 million a year ago. The telephone company's revenue grew 5.5 percent to $2.267 billion, from $2.148 billion in the same period a year ago.

     - The number of telephone access lines the company serves increased by a record 518,000, or 3.8 percent, over third-quarter last year -- excluding the effects of the sale of 38,000 lines in rural telephone exchanges. In addition, minutes of use, an indicator of long-distance calling volumes, grew by 8.5 percent in the same period.

"I'm extremely pleased with our continued strong operating performance," said Richard McCormick, U S WEST chairman and chief executive officer. "However, greater-than-forecasted demand is causing delays in providing telephone service in some areas. To respond to this extraordinary growth and improve service, we decided to stretch out our timetable for restructuring this critical part of our business. This will delay the timing -- but not the magnitude -- of the ultimate cost reductions and service improvements we expect from our re-engineering program."

U S WEST's worldwide wireless communications businesses also enjoyed strong third-quarter growth. Including all customers in the company's domestic and international ventures, U S WEST's total wireless customer based increased to almost 1.1 million, nearly 520,000 more than a year ago. U S WEST also took a major step in the third quarter to better position its domestic cellular business.

     - Domestically, U S WEST Cellular added a record 304,000 subscribers, a 59-percent increase from nearly 517,000 a year ago, for a total customer base of almost 821,000. In the same period, operating cash flow margin at U S WEST Cellular increased more than three percentage points.

     - In July, U S WEST and AirTouch Communications announced that they would merge their domestic cellular assets. U S WEST will own 30 percent of the combined operation, which already serves 1.9 million customers on a proportionate basis. Together, the companies have licenses in 16 of the top 30 markets and more than 53 million potential cellular customers.

Subscribers to U S WEST's international wireless joint ventures increased to 267,700 -- more than five times the customer base of a year ago. U S WEST operates wireless joint ventures in the United Kingdom, Hungary, the Czech Republic, Slovakia and Russia.





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     -    Mercury One-2-One, a mobile telephone joint venture
with Cable & Wireless in the U.K., continues to exceed customer growth expectations. To meet the strong demand, One-2-One is accelerating its expansion plans and has doubled its distribution outlets.

In cable television, U S WEST took a major step in the third quarter to expand its base of customers outside the company's 14-state service territory.

     - In July, the company announced plans to acquire two premier cable-TV systems in metropolitan Atlanta with a combined subscriber base of roughly 466,000. The transaction is expected to close in the fourth quarter. Combined with U S WEST's partnership with Time Warner Entertainment, the Atlanta properties will expand U S WEST's cable-TV reach to almost 8 million subscribers.

     - In the last 12 months, Telewest Communications, a combined cable-television and telephone joint venture in the U.K. with Telecommunications Inc. (TCI), increased its base of cable-TV subscriber by nearly 59 percent, to 273,000, and the number of telephone lines it serves by more than 84 percent, to 219,000.

     For the first nine months of 1994, U S WEST's net income was $1.017 billion, including a $41 million gain on the sale of the company's paging operations and a $32 million gain on the sale of certain rural exchanges. Excluding those gains, net income was $944 million, compared to normalized income from continuing operations of $871 million -- an increase of 8.4 percent. Normalized earnings per share excluding both gains was $2.09, compared to normalized earnings per share from continuing operations of $2.09 a year ago.

U S WEST is in the connections business, helping customers share information, entertainment and communications services in local markets worldwide.

                             # # #

[FN]
Footnotes

* Continuing operations represent company results minus the contributions of U S WEST's financial services businesses, which the company is exiting. These businesses are being treated as discontinued operations for accounting purposes.

**   One-time charges reflected during the third-quarter 1993, in after-tax dollars, include:



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     1)   A restructuring charge of $610 million, or $1.46 per
          share, for re-engineering and streamlining U S WEST
          Communications' customer-support operations and other corporate initiatives;

     2) Adjustments of $79 million, or $0.19 per share, to reflect federally mandated income tax increases. (This includes $20 million, or $0.05 per share, in discontinued operations.);

     3) An extraordinary charge totaling $3,123 million, or $7.49 per share, for a technical accounting change -- from rules designed for regulated utilities to those designed for competitive companies; and

     4) An extraordinary change of $27 million, or $0.06 per share, for the early extinguishment of debt at U S WEST
          Communications.

*** Of the 38 million additional shares outstanding, 22 million shares were sold in a fourth-quarter 1993 equity offering; about
5.5 million shares were issued in February 1994, as part of a lawsuit settlement; U S WEST contributed 4.6 million shares to fund an employee benefit trust in March 1994; and 5.9 million shares were issued for dividend reinvestment and employee compensation programs.